Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Media contact:

Suzie Boland

RFB Communications Group

813-259-0345

sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports First Quarter 2014 Results

GRAND CAYMAN, Cayman Islands – (May 13, 2014) – Oxbridge Re Holdings Limited (NASDAQ:OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, has reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 - Highlights

•	Net income totaled $393,000 or $0.28 diluted earnings per common share.

•	Net earned premiums were $648,000.

•	Policy and acquisition costs totaled $43,000, while general and administrative expenses totaled $212,000.

•	The company raised $26.9 million in net proceeds from its initial public offering on March 26, 2014, and subsequently began trading on the NASDAQ Capital Market.

•	At quarter-end, the company had $37.3 million of cash and cash equivalents and restricted cash and equivalents.

First Quarter 2014 - Financial Ratios

•	The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during the first quarter resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio for the quarter was 6.6%.

•	The expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and other administrative expenses to net premiums earned. The expense ratio for the quarter was 39.4%.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio for the first quarter was 39.4%.

Management Commentary

“We are encouraged by our results for our first quarter completed as a public company,” said Jay Madhu, CEO of Oxbridge Re Holdings Limited. “We believe we are well positioned to build on the momentum established to-date and look forward to continued growth through 2014 and beyond.”

About Oxbridge Re Holdings Limited

Oxbridge (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge intends to specialize in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

-Tables Follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At March 31, 2014	At December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$28,483	695
Restricted cash and cash equivalents	8,865	10,118
Premiums receivable	41	—
Deferred policy acquisition costs	33	69
Prepayment and other receivables	59	64
Prepaid offering costs	—	417
Property and equipment, net	49	—

Total assets	$37,530	11,363

Liabilities and Shareholders’ Equity
Reserve for losses and loss adjustment expenses	$—	—
Loss experience refund payable	1,953	1,367
Unearned premiums reserve	860	2,036
Accounts payable and other liabilities	242	511

Total liabilities	3,055	3,914

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized;
6,000,000 and 1,115,350 shares issued and outstanding	6	1
Additional paid-in capital	33,491	6,595
Retained earnings	978	853

Total shareholders’ equity	34,475	7,449

Total liabilities and shareholders’ equity	$37,530	11,363

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Condensed Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenue
Assumed premiums	$58	—
Change in loss experience refund payable	(586)	—
Change in unearned premiums reserve	1,176	—

Net premiums earned	648	—

Total revenue	648	—

Expenses
Policy acquisition costs	43	—
General and administrative expenses	212	—

Total expenses	255	—

Net income	$393	—

Earnings per share
Basic	$0.28	—

Diluted	$0.28	—

Weighted average shares outstanding
Basic	1,386,719	—

Diluted	1,386,719	—

Dividends paid per share	$0.24	—